SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Capstone Turbine Corporation

(Name of Registrant as Specified in Its Charter)

Board of Directors of Registrant
(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 30, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held May 30, 2003
PROPOSAL NO. 1
ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS
PROPOSAL NO. 2
APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO CAPSTONE’S BOARD OF DIRECTORS
TO AMEND CAPSTONE’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF CAPSTONE’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-FIVE
TO ONE-FOR-TWENTY.
EXECUTIVE OFFICERS
EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2002
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT*
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*
STOCK PERFORMANCE GRAPH*
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INFORMATION
APPENDIX A

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

April ___, 2003

Dear Capstone Turbine Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Capstone Turbine Corporation to be held at the Radisson Hotel Chatsworth, 9777 Topanga Canyon Blvd., Chatsworth, California, on May 30, 2003, at 9:00 a.m., Pacific Daylight Time. We look forward to greeting as many of our stockholders at the Annual Meeting as possible.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the Proxy Statement.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting, you will of course be able to vote in person, even if you have previously submitted your proxy.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Capstone.

Sincerely,

Emily Liggett Chief Executive Officer (Interim)

Chatsworth, California

YOUR VOTE IS IMPORTANT
In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (no postage required on the envelope if mailed in the United
States). Please reference the “Voting Electronically via the Internet or by Telephone” section on page 2 of the Proxy
Statement for alternative voting methods.

Preliminary Copy

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2003

     The Capstone Turbine Corporation (“Capstone” or the “Company”) 2003 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Radisson Hotel Chatsworth, located at 9777 Topanga Canyon Blvd., Chatsworth, California, 91311, on May 30, 2003, at 9:00 a.m., Pacific Daylight Time for the following purposes:

1.	To elect six members of Capstone’s Board of Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

2.	To amend Capstone’s Certificate of Incorporation to authorize a reverse stock split at a ratio within the range from one-for-five to one-for-twenty; and

3.	To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on April 10, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. We will make a list of stockholders available for examination for the ten days prior to the Annual Meeting at Capstone’s principal executive offices.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. We are soliciting the enclosed proxy on behalf of the Board of Directors of Capstone for use at our Annual Meeting. The Board of Directors of Capstone recommends that stockholders vote FOR the matters listed above. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further instructions and information with respect to the business to be transacted at the Annual Meeting.

     Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at 8:30 a.m., and seating will begin at 9:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. We will admit you if we are able to verify that you are a Capstone stockholder. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

/s/ Susan N. Cayley Susan N. Cayley Secretary

Chatsworth, California April 24, 2003

Preliminary Copy

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, California 91311

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2003

Information About the 2003 Annual Meeting

     On behalf of our Board of Directors, we are soliciting proxies from holders of Capstone Turbine Corporation’s (“Capstone” or the “Company”) issued and outstanding shares of common stock, par value $.001 per share (“Common Stock”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Radisson Hotel Chatsworth, located at 9777 Topanga Canyon Blvd., Chatsworth, California, at 9:00 a.m. Pacific Daylight Time on May 30, 2003, and any adjournment or postponements thereof.

Voting Procedures

     If you were a stockholder of record at the close of business on April 10, 2003, you are entitled to notice of, and to vote at, the Annual Meeting. At that date,      shares of Common Stock were outstanding.

     Proxies properly executed, duly returned to us and not revoked, will be voted in accordance with the instructions given. Where no instructions are given, such proxies will be voted as our management may propose. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment. Each stockholder of record on April 10, 2003 is entitled to one vote for each share of Common Stock held by such stockholder on that date. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to the proposals. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will be excluded from the calculation of the shares entitled to vote with respect to any proposal for which authorization to vote was withheld. A broker non-vote occurs when a broker holding shares for a beneficial holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Concerning the election of directors, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line.

     A copy of Capstone’s 2002 Annual Report to stockholders and this Proxy Statement and accompanying proxy card will be first mailed to stockholders on or about April      , 2003. The 2002 Annual Report to stockholders includes Capstone’s audited financial statements.

     Your vote is important. Accordingly, you are urged to sign, date and return the accompanying proxy card whether or not you plan to attend the Annual Meeting in person.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (a) delivering written notice of revocation to the Secretary of Capstone at our address above, (b) submitting a later dated proxy or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

     Each unrevoked proxy card properly signed and received prior to the close of the Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy or if no instruction is given on the proxy, the shares represented by a signed proxy card will be voted FOR each of the nominees and proposals.

Voting Electronically via the Internet or by Telephone

     Stockholders whose shares are registered in their own names may choose to vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. Votes submitted by telephone or the Internet must be received by 8:00 p.m. Pacific Daylight Time (11:00 p.m. Eastern Daylight Time) on May 29, 2003.

     A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions and you may vote such shares via the Internet at ADP’s voting web site (www.proxyvote.com). If your proxy card does not reference the Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Solicitation of Parties

     We will pay the expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies. In addition to the use of the mail, our directors, officers or employees may solicit proxies by telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts.

     Capstone’s executive offices are located at 21211 Nordhoff Street, Chatsworth, California 91311, telephone (818) 734-5300.

Independent Public Accountants

     Representatives of Deloitte & Touche LLP, independent public accountants for Capstone for 2002 and the current year, will be present at the Annual Meeting, will have an opportunity to make a statement should they wish to do so, and will be available to respond to appropriate questions.

Proposals of Stockholders for 2004 Annual Meeting

     Stockholder proposals or nominations for director intended to be presented at the 2004 Annual Meeting of stockholders must be received at Capstone’s executive offices no later than the close of business on      and must comply with Capstone’s bylaws. If appropriate notice of a stockholder proposal or nomination is not received at Capstone’s executive offices prior to the close of business on      ,      , Capstone will not be required to include the proposal or nomination in its proxy statement used in connection with the 2004 Annual Meeting, and if the proposal or nomination is permitted to be introduced at the 2004 Annual Meeting, the proxy holders for that meeting will have discretionary authority to vote as they see fit on any such proposal or nomination.

The date of this proxy statement is April ___, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

     Capstone’s bylaws currently provide for a Board of seven directors. A current member of the Board is not seeking re-election, and effective as of the Annual Meeting, the Company’s bylaws will provide for a Board of six directors; provided the Board has not filled this vacancy. The Company proposes to elect six directors at the Annual Meeting and the proxies cannot vote for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees of the Board named below, all of whom are presently directors of the Company.

     The Board is presently seeking one additional director of the Company. When a qualified candidate has been identified, the Company intends to amend its bylaws to increase the number of directors and then appoint this person as director. This may occur before or shortly after the Annual Meeting or may take longer.

     If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The Company does not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until the director’s successor has been elected. The table below sets forth information about each nominee as of February 15, 2003.

		Director
Nominees	Age	Since

Eliot G. Protsch(1)	49	2002
Richard Donnelly	59	2003
John Jaggers	52	1993
Jean-René Marcoux	58	2000
John G. McDonald	65	2001
Eric Young	47	1993

(1)	Chairman of the Board.

     Eliot G. Protsch. Mr. Protsch has been our director since 2002 and Chairman of the Board since October 15, 2002. Mr. Protsch is President of Alliant Energy-Interstate Power and Light (“Alliant-IPL”) and Executive Vice President, Energy Delivery at Alliant Energy Corporation. Mr. Protsch has been employed with Alliant-IPL, in various capacities, since 1978. He serves on the Board of Directors for American Family Insurance (a Mutual Insurance Company), Nuclear Management Company (an affiliate of Alliant Energy Corporation), the Iowa Utilities Association, Cargill/Alliant LLC (a Joint Venture between Cargill, Incorporated and Alliant Energy Corporation), and the Alliant Energy Foundation and is the Chairman of the Iowa Business Council. He received his MBA and his BBA in Economics and Finance from the University of South Dakota. Mr. Protsch is a Chartered Financial Analyst.

     Richard Donnelly. Mr. Donnelly has been our director since January 2003. Mr. Donnelly is an Industrial Partner responsible for the Global Automotive Supplier Practice at Ripplewood Holdings, LLC, a private equity firm. Prior to joining Ripplewood, Mr. Donnelly worked for a variety of companies as a global manufacturing consultant. From 1995 to 1998, Mr. Donnelly served as the Group Vice President of General Motors and the President of GM Europe. Mr. Donnelly serves as a director of two publicly held companies, BNS Co. (a metrology software company) and Oshkosh Truck Corporation, and two privately held companies, Powerway Corporation (which provides Web-based collaborative software for product development to the automotive, aerospace and medical equipment industries) and Niles Parts Co., Ltd., (a global supplier of switches and sensors to the automobile industry). He serves as Chairman of the Board of Niles. Mr. Donnelly received his Bachelors degree in Electrical Engineering from Kettering University and his MBA from the State University of New York.

     John Jaggers. Mr. Jaggers has been our director since 1993. Mr. Jaggers is a general partner of Sevin Rosen Funds, a venture capital firm with approximately $1.5 billion under management. Mr. Jaggers joined Sevin Rosen Funds in 1988 and, since 1993, has been responsible for all legal, financial and administrative aspects of the firm. Mr. Jaggers received his Bachelors and Masters degrees in Electrical Engineering from Rice University. He received his MBA from Harvard University.

     Jean-René Marcoux. Mr. Marcoux has been our director since 2000. Mr. Marcoux serves as President and Chief Executive Officer of Hydro-Québec CapiTech and General Manager Technology Marketing and Affiliates. Mr. Marcoux first joined Hydro-

Québec, a Canadian utility, in 1969 and until 1979 occupied several positions in IREQ, its research institute. Following that, he held business development positions with GEC-Althom and ABB. He returned in 1997 to Hydro-Québec to serve in his current position. Mr. Marcoux serves on the Board of Azure Dynamics, a publicly held company, which develops and manufactures hybrid electric fuel systems for commercial vehicles. He received his Bachelors and Masters degrees in Applied Science from École Polytechnique (Université de Montréal).

     John G. McDonald. Mr. McDonald became our director in 2001. Mr. McDonald is The IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has been a member of the faculty since 1968. Professor McDonald serves as a director of Varian, Inc., Scholastic Corporation, Plum Creek Timber Co. Inc. and iStar Financial Inc. He also serves as a director or trustee of eight investment companies managed by Capital Research & Management Company. Mr. McDonald received his Bachelors degree in Engineering and his MBA and his PhD from Stanford University.

     Eric Young. Mr. Young has been our director since 1993. Mr. Young is a co-founder of Canaan Partners, a venture capital investment firm, and has served as a general partner since its inception in 1987. From 1979 to 1987, Mr. Young held various management positions with General Electric Co. and G.E. Venture Capital, a venture capital investment firm and subsidiary of General Electric. Mr. Young is also a director of uRoam, Inc., Ebates Shopping, Inc., and Notiva Corporation; which are all private companies. Mr. Young holds an MBA from Northwestern University and a Bachelor of Science in Mechanical Engineering from Cornell University.

Board of Directors and Committees

Board of Directors

     The Board of Directors of Capstone met seventeen times during fiscal year 2002. During this period, all of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which each such director served. Our standing committees are an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

     During 2002, the Audit Committee consisted of Messrs. Aube (Chair), McDonald and Young. On January 30, 2003, Mr. McDonald was succeeded on the Audit Committee by Mr. Donnelly. The Audit Committee is responsible for (a) monitoring and overseeing Capstone’s financial reports and accounting practices, (b) annually recommending to the Board of Directors the independent public accountants as auditors of the books, records and accounts of Capstone, (c) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants and (d) monitoring the systems of internal control which management and the Board have established. The Audit Committee operates under a written Audit Committee Charter adopted by the Board, a copy of which is attached hereto as Appendix A. During fiscal year 2002, the Audit Committee held five (5) meetings and all members attended all meetings. Each member of the Audit Committee is considered an “independent director” as defined in Rule 4200 of the National Association of Securities Dealers rules.

Compensation Committee

     The Compensation Committee consists of Messrs. Jaggers (Chair), Marcoux and Protsch. The functions of the Compensation Committee are (i) reviewing the performance and development of the Company’s management in achieving corporate goals and objectives; (ii) ensuring that the officers and management are compensated in terms of salaries, supplemental compensation and benefits in a manner that is internally equitable and externally competitive, and (iii) administering the following benefit plans of Capstone: the 1993 Incentive Stock Option Plan, 2000 Employee Stock Purchase Plan, and 2000 Equity Incentive Plan. During fiscal year 2002, the Compensation Committee held three (3) meetings and all members attended all meetings.

Nomination and Governance Committee

     The Nomination and Governance Committee consists of Messrs. Protsch (Chair), Aube and McDonald. The Nomination and Governance Committee is responsible for monitoring corporate governance matters, as well as recommending to the full Board candidates for election to the Board of Directors. During fiscal year 2002, the Committee held 2 meetings and all members attended all meetings. The Committee met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board, as presented herein. The Committee will consider nominees proposed by stockholders in accordance with Capstone’s bylaws.

Compensation Committee Interlocks and Insider Participation

     Mr. Protsch is President of Alliant-IPL and Executive Vice President, Energy Delivery at Alliant Energy Corporation. Alliant Energy Resources, Inc., a subsidiary of Alliant Energy Corporation, is a distributor of the Company. Sales to Alliant Energy Resources, Inc. were approximately $1.5 million in 2002 and $1.9 million in 2001. None of the members of the Compensation Committee are or have been a director or member of the compensation committee of another entity, one of whose executive officers serves or has served on the Compensation Committee of Capstone or is or has been a director of Capstone.

Director Compensation

     Through fiscal year 2002, the 2000 Equity Incentive Plan provided that the Board may grant to a non-employee director who joins the Board of Directors on his or her initial election to the Board of Directors, an initial stock option to purchase 21,600 shares of our Common Stock (the “Initial Grant”). The 2000 Equity Plan further provided that the Board of Directors may grant subsequent stock options to our non-employee directors to purchase 21,600 shares of our Common Stock on the date of the first Annual Meeting of our stockholders that occurs in every third year after the non-employee director’s initial grant and at which the non-employee director is re-elected to our Board of Directors (the “Subsequent Grant”). The Initial Grant and the Subsequent Grant vested, in three equal installments over three years, based upon continuing service as a director. In addition, the 2000 Equity Plan provided that a non-employee director may elect, in advance of being granted an Initial Grant or a Subsequent Grant, to receive in lieu of the option (or any portion of the option) cash compensation in the amount of $5.56 for each share of Common Stock that the non-employee director elects not to receive, with the aggregate amount of this cash compensation to be paid in quarterly installments, in arrears, over three years, subject to continuing service as a director.

     During 2002, Mr. Protsch received an Initial Grant exercisable at $3.35 per share. In 2002, Mr. McDonald received $40,000 in cash in lieu of his fiscal 2001 Initial Grant. In addition, if so requested, all directors are reimbursed for the expenses they incur in attending the Board or Committee meetings.

     The Board of Directors amended the 2000 Equity Plan on January 30, 2003 to eliminate Subsequent Grants and the election to receive cash in lieu of the Initial Grant. Instead, the Board approved a subsequent stock option grant to each non-employee director to purchase 10,000 shares of our Common Stock (the “Annual Grant”) on the date of each Annual Meeting of Stockholders, beginning with the 2003 Annual Meeting and at which the non-employee director is re-elected to our Board of Directors. Therefore, at the 2003 Annual Meeting of Stockholders each nominee that is elected to the Board will receive an Annual Grant. The Annual Grant vests quarterly over a one-year period, based upon continuing service as a director.

     In addition, effective as of the 2003 Annual Meeting, the Board has approved a cash component for non-employee directors. Therefore, as of June 1, 2003, each non-employee director will receive an annual cash retainer of $25,000 (the “Annual Retainer”). However, each non-employee director can elect to receive stock options instead of the Annual Retainer with the number of shares issued to be based upon the fair market value of Capstone Common Stock on the grant date, but in no event will the aggregate number of options granted under this election exceed 20,000 stock options per year. In addition to the Annual Retainer, each non-employee director on one of the Board’s standing Committees will receive a $1,500 annual retainer for each standing Committee on which he or she serves, unless such director is the Chairman of the Committee which will entitle such director instead to a $3,000 annual retainer. The Chairman of the Board will receive an additional $5,000 annual retainer. All payments will be paid quarterly in arrears.

Required Vote for Approval and Recommendation of the Board of Directors

     The six nominees for director receiving the highest number of votes will be elected to our Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CANDIDATES NOMINATED BY THE BOARD OF DIRECTORS. A PROPERLY EXECUTED PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS YOU DESIGNATE OTHERWISE.

PROPOSAL NO. 2

APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO CAPSTONE’S BOARD OF DIRECTORS
TO AMEND CAPSTONE’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF CAPSTONE’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-FIVE
TO ONE-FOR-TWENTY.

General

     The Board of Directors has unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend Capstone’s Certificate of Incorporation (the “Certificate”) to effect a reverse stock split of Capstone’s Common Stock. The ratio of the reverse stock split that the Board of Directors approved and deems advisable and for which it is seeking stockholder approval is in the range from one-for-five to one-for-twenty, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a reverse stock split. Approval of this reverse stock split proposal would give the Board of Directors authority to implement the reverse stock split at any time it determined on or prior to May 30, 2004. In addition, notwithstanding the approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect a reverse stock split without further action by our stockholders.

     The reverse stock split, if implemented, would not change the number of authorized shares of Common Stock or Preferred Stock or the par value of Capstone’s Common Stock or Preferred Stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as such stockholder did immediately prior to the reverse stock split.

Purpose

     After Capstone’s initial public offering in June 2000, Capstone had 10,454,545 shares of Common Stock outstanding. Since that time, market prices for stocks trading in the U.S. markets have generally declined. For example, the closing price for the S&P 500 Index has decreased from 1454.80 on June 28, 2000 to 833.27 on March 14, 2003. As of March 14, 2003, Capstone’s aggregate market capitalization was approximately $63,000,000 as there were 81,246,082 shares of Capstone’s Common Stock outstanding at a per share price of $0.77 per share. In order to reduce the number of shares of Capstone’s Common Stock outstanding and thereby attempt to proportionally raise the per share price of Capstone’s Common Stock, the Board of Directors believes that it is in the best interests of Capstone’s stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

     Capstone’s Common Stock is quoted on the NASDAQ National Market. NASDAQ can delist a company if its minimum bid price is below $1.00 per share over a consecutive thirty day trading period. In 2002, the closing bid price per share for Capstone’s Common Stock on the NASDAQ National Market closed below $1.00 for 30 consecutive trading days. On October 24, 2002, the NASDAQ sent a letter stating that Capstone had ninety days to regain compliance with NASDAQ listing requirements. During the 90 day period, Capstone’s stock closed at $1.00 per share or more for ten consecutive trading days and accordingly, Capstone regained compliance with the NASDAQ listing requirements. On March 18, 2003, the NASDAQ sent another letter giving the Company one hundred and eighty (180) days (NASDAQ changed its rules to provide companies with 180, instead of 90, days to regain compliance) to regain compliance with NASDAQ listing requirements as the Company’s stock had again closed below the minimum bid price of $1.00 per share for 30 consecutive trading days. We have until September 15, 2003 to regain compliance with NASDAQ listing requirements.

     Failure to meet this price listing requirement would result in the removal of the listing of Capstone Common Stock from the NASDAQ National Market. This delisting would likely cause the trading volume of Capstone Common Stock to decline and this could result in a decline in the share price of Capstone Common Stock. We believe a reverse stock split as set forth in this proposal would enable Capstone to regain compliance.

     The Board of Directors is also seeking stockholder approval of the authority to implement a reverse stock split because it believes that a higher stock price may help generate investor interest in Capstone. The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of Capstone’s Common Stock might be desirable in order to attempt to support a higher stock price per share based on Capstone’s current market capitalization. In addition, the Board of Directors considered that Capstone’s Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.

     The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of Capstone and its stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio within the range. These determinations will be made by the Board of Directors to create the greatest marketability of Capstone’s Common Stock based on prevailing market conditions at that time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to May 30, 2004, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of Capstone and its stockholders.

Certain Risks Associated With the Reverse Stock Split

     The market price per new share of Capstone Common Stock after the reverse stock split (the “New Shares”) may not rise or remain constant in proportion to the reduction in the number of old shares of Capstone Common Stock outstanding before the reverse stock split (“Old Shares”). Accordingly, the total market capitalization of Capstone’s Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split. In the future, the market price of Capstone’s Common Stock following the reverse stock split may not equal or exceed the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

     Even following a reverse stock split, Capstone’s shares could fall below a minimum bid price of $1.00 per share of Common Stock. If following a reverse stock split Capstone’s shares fall below the listing requirements of NASDAQ again and Capstone fails to then meet the NASDAQ listing requirements provided by Marketplace Rule 4450(e)(2), NASDAQ could remove Capstone Common Stock from the NASDAQ National Market.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or brokers. The market price of Capstone’s Common Stock will also be based on Capstone’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Capstone’s Common Stock declines, the percentage decline as an absolute number and as a percentage of Capstone’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split.

     Furthermore, the liquidity of Capstone’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split and the corresponding higher per share price. Depending on the ratio elected by the Board within the proposed range and the increase in the per share price, retail investors may be less likely to purchase Capstone Common Stock. A drop in purchases of Capstone Common Stock could have an adverse effect on the liquidity of the Company’s stock.

Principal Effects of the Reverse Stock Split

     Corporate Matters.

     If approved and effected, the reverse stock split would have the following effects:

•	depending on the exact reverse stock split ratio selected by the Board of Directors, between 5 and 20 Old Shares owned by a stockholder would be exchanged for one (1) New Share;

•	the number of shares of Capstone’s Common Stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options (including employee stock purchase subscriptions) entitling the holders thereof to purchase shares of Capstone’s Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise of such options immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under Capstone’s existing stock option plans and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

     The reverse stock split will affect all of Capstone’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Capstone, except to the extent that the reverse stock split results in any of Capstone’s stockholders owning a fractional share. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Capstone will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.

     No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the pro rata share of the closing sales price of Capstone’s Common Stock on the day immediately prior to the effective time of the reverse stock split as reported on the NASDAQ National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

     If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of Capstone’s Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares.

     Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Capstone’s Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of March 14, 2003, Capstone had 415,000,000 shares of Common Stock authorized and 81,246,082 shares of Common Stock outstanding. Capstone will continue to have 10,000,000 authorized but unissued shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and Capstone may issue such shares in financings or otherwise. If Capstone issues additional shares, the ownership interest of holders of Capstone’s Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Capstone’s Common Stock.

Accounting Matters.

     The reverse stock split will not affect the par value of Capstone’s Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital on Capstone’s balance sheet attributable to Capstone’s Common Stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Capstone’s Common Stock will be restated because there will be fewer shares of Capstone’s Common Stock outstanding.

Potential Anti-Takeover Effect.

     The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Capstone’s Board of Directors or contemplating a tender offer or other transaction for the combination of Capstone with another company). The reverse stock split proposal is not being proposed in response to any effort by a third party of which we are aware to accumulate Capstone’s shares of Common Stock or obtain control of Capstone, nor is it part of a plan by management to recommend a series of similar amendments to Capstone’s Board of Directors and stockholders. Other than the reverse stock split proposal, Capstone’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to Capstone’s Certificate that could be construed to affect the ability of third parties to take over or change the control of Capstone.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors implements the reverse stock split on or prior to May 30, 2004, Capstone will file an amended Certificate (“Amended Certificate”) with the Secretary of State of the State of Delaware to amend its Certificate. The reverse stock split will become effective at the time specified in the Amended Certificate, which is referred to below as the “effective time.” Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. Capstone expects that if a reverse stock split occurs its transfer agent, Mellon Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender certificates representing Old Shares for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal Capstone sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenters’ Rights

     Under the Delaware General Corporation Law, Capstone’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and Capstone will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

     The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     Capstone’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Required Vote for Approval and Recommendation of the Board of Directors

     The affirmative vote of the holders of a majority of all outstanding shares of Capstone’s Common Stock entitled to vote on this proposal will be required for approval of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDER VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO CAPSTONE’S BOARD OF DIRECTORS TO AMEND CAPSTONE’S CERTIFICATE TO EFFECT A REVERSE STOCK SPLIT OF CAPSTONE’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-FIVE TO ONE-FOR-TWENTY AT ANY TIME PRIOR TO MAY 30, 2004.

EXECUTIVE OFFICERS

     The following information with respect to the executive officers of Capstone as of February 15, 2003 was supplied by the respective individuals:

Name	Age	Position

Emily Liggett	47	Chief Executive Officer (Interim)
Karen Clark	42	Chief Financial Officer
Harol Koyama	42	Senior Vice President of Sales and Marketing
Jeffrey Willis	35	Senior Vice President of Engineering

     Emily Liggett. Ms. Liggett joined us in November 2002 as our interim Chief Operating Officer. Ms. Liggett was named our interim Chief Executive Officer in February 2003. Prior to joining Capstone, Ms. Liggett was the Managing Director of the Corporate Venture Capital Group at Tyco Ventures, a multi-billion dollar diversified international manufacturing and services firm from 2000 to 2002. From 1997 to 2000, she was the President and CEO of Elo TouchSystems, a computer peripherals company. Ms. Liggett received her Bachelors of Science in Chemical Engineering from Purdue University, her Masters of Science in Engineering from Stanford University and her MBA from Stanford University.

     Karen Clark. Ms. Clark joined us in January 2002 as our Chief Financial Officer. Prior to joining us, Ms. Clark was the Chief Financial Officer of PacifiCorp from 2000 to 2001. From 1998 to 2000, she served as Senior Vice President of Finance at Sunbeam Corporation, a consumer products company. Before Sunbeam, Ms. Clark was the Vice President of Finance at The Coleman Company, Inc., a consumer products company. Ms. Clark previously worked in public accounting as a Certified Public Accountant and a Certified Management Accountant. She received her B.S. from Montana State University.

     Harol Koyama. Mr. Koyama joined us in March 2001 as Vice-President of Business Development and was named our Senior Vice-President, Sales & Marketing in July 2002. Prior to joining Capstone, Mr. Koyama was Vice-President of Business Development for International Fuel Cells and Director of Strategic Planning for United Technologies Corporation from 1998 to 2001. From 1993 to 1998, he served as a consultant with McKinsey & Company, where he specialized in the energy industry. Mr. Koyama was a lieutenant in the US Navy submarine force, serving from 1982 to 1991. Mr. Koyama received his MBA from Stanford University and a BS in Mathematics and Physics from the University of Oregon.

     Jeffrey Willis. Dr. Willis joined us in October 1996 and was named as our Senior Vice President of Engineering in July 2002. Dr. Willis served as the Company’s Vice President of Mechanical Systems Engineering beginning September 2001 and as the Director of Advanced Technology beginning August 2000. Dr. Willis received his Masters of Science and his Ph.D. in Aerospace Engineering from the University of California at Los Angeles and his Bachelors of Science in Engineering and Applied Science from the California Institute of Technology.

EXECUTIVE OFFICER COMPENSATION

     The following table discloses compensation received for the prior three years ended December 31, 2002, by the Chief Executive Officer, our four most highly compensated executive officers other than our Chief Executive Officer and one additional individual for whom disclosures would have been provided except that such individual was not an executive officer at the end of fiscal year 2002 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation
		Annual			Awards
		Compensation(1)			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus($)(2)	Options(3)	Compensation

Ake Almgren (4)	2002	372,281		—	150,000	—
President and Chief Executive Officer	2001	351,346		—	100,000	—
	2000	275,000		150,000	150,000	—
Karen Clark	2002	235,096		24,600	400,000	62,868	(5)
Chief Financial Officer
Harol Koyama	2002	193,455		—	115,000	—
Senior Vice President of Sales and Marketing	2001	157,731		—	120,000	—
Daniel Callahan (6)	2002	173,890		—	25,000	—
Senior Vice President, Operations & Supply	2001	162,000		—	40,000	—
	2000	114,327		—	60,000	—
Norman C. Chambers	2002	165,000		—	—	236,813	(7)
	2001	49,615	(7)	—	800,000	28,574	(8)
William Treece (9)	2002	164,659		—	25,000	—
	2001	153,740		—	25,000	—
	2000	150,000		—	—	—

(1)	The aggregate amount of the perquisites and other personal benefits, securities and property for each of the Named Executive Officers is less than the lesser of $50,000 or 10% of such officer’s total salary and bonus.

(2)	Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year. The amount of any bonus was determined by the Compensation Committee of the Board of Directors.

(3)	As of December 31, 2002 options to purchase an aggregate of 10,591,734 shares of Common Stock had been granted to directors, executive officers and other employees of Capstone and are outstanding. An additional 2,301,408 shares of Common Stock were reserved for issuance under Capstone’s 2000 Equity Incentive Plan as of December 31, 2002.

(4)	Dr. Almgren announced his intention to retire from Capstone in October 2002 and resigned as President and CEO of Capstone in February 2003. Capstone and Dr. Almgren have agreed that his options will continue to vest through June 2006. Dr. Almgren will (i) continue to receive his current salary through May 6, 2003, which totals approximately $185,150, (ii) be paid a one-time lump sum of $100,000 upon his separation from the Company as an employee and (iii) be paid approximately $185,150 over the 12 month period following his separation from the Company as an employee.

(5)	Ms. Clark received $50,000 as reimbursement for relocation costs and allowances. She also received $12,868 as reimbursement for fees associated with the sale and/or purchase of her homes and temporary housing.

(6)	Mr. Callahan’s employment with the Company terminated on February 7, 2003.

(7)	Mr. Chambers’ employment with the Company commenced on November 1, 2001 and ended on July 3, 2002. Mr. Chambers continued to receive monthly consulting payments of $25,000 through November 30, 2002 and his options continued to vest throughout that same period. In addition, Mr. Chambers received a one-time lump sum payment of $100,000 on or about November 30, 2002. Mr. Chambers also received $11,813 for temporary housing.

(8)	Mr. Chambers received $20,000 for re-location costs and $8,574 for temporary housing.

(9)	Mr. Treece’s employment with Capstone terminated on December 31, 2002.

Compensation Pursuant to Stock Options

     The following table sets forth information relating to option grants in fiscal year 2002 to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year.

Option Grants in Fiscal Year 2002

	Individual Grants				Potential Realizable Value

					at Assumed Annual Rates
	Number of				of Stock Price
	Securities	Percent of Total			Appreciation for Option
	Underlying	Options Granted	Exercise		Term(2)
	Options	to Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%($)	10%($)

Ake Almgren	150,000	2.62%	1.89	06/26/2012	178,292	451,826
Karen Clark	350,000 (3)	6.12%	4.70	01/29/2012	1,034,532	2,621,706
	50,000	0.87%	1.89	06/26/2012	59,431	150,609
Harol Koyama	65,000	1.14%	3.33	04/24/2012	136,124	344,966
	50,000	0.87%	1.89	06/26/2012	59,431	150,609
Daniel Callahan	25,000	0.44%	1.89	06/26/2012	29,715	75,304
Norman C. Chambers	-0-	0%	N/A	N/A	N/A	N/A
William Treece	25,000	0.44%	1.89	06/26/2012	29,715	75,304

(1)	All options listed were granted pursuant to the 2000 Equity Incentive Plan. Option exercise prices were at the fair market value per share when the options were granted. The options have a term of 10 years and vest over 4 years. The exercise price and federal tax withholding may be paid in cash or with shares of Capstone Common Stock already owned.

(2)	Potential realizable values are based on assumed annual rates of return and are included pursuant to the rules of the Securities and Exchange Commission and do not represent a prediction of future stock price. Actual stock prices will vary from time to time based upon market factors and Capstone’s financial performance. No assurances can be given that these appreciation rates will be achieved.

(3)	These options were granted outside of, but pursuant to the terms of, the 2000 Equity Incentive Plan.

Option Exercises and Fiscal Year End Option Values

     The following table provides information on option exercises in fiscal year 2002 by the Named Executive Officers and the value of such officers’ unexercised options at December 31, 2002. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options
	Acquired	Value	Year End(#)		at Fiscal Year End($)(2)
	on Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ake Almgren	—	—	1,868,021	386,979	567,328	73,922
Karen Clark	—	—	—	400,000	—	—
Harol Koyama	—	—	42,500	192,500	—	—
Daniel Callahan	—	—	53,333	71,667	—	—
Norm Chambers	—	—	200,000	600,000	—	—
William Treece	—	—	71,711	52,604	29,750	7,083

(1)	The value realized is determined by subtracting the exercise price from the fair market value of the Common Stock on the exercise date multiplied by the number of shares acquired on exercise.

(2)	Based upon the market price of $.90 per share, which was the closing price per share of Common Stock on the NASDAQ National Market on the last day of the Capstone’s 2002 year, less the option exercise price per share.

Employment Contracts, Termination of Employment and Change of Control Agreements

     Dr. Almgren announced his intention to retire from Capstone in October 2002 and resigned as President and CEO of Capstone in February of 2003. On November 7, 2002, the Company entered into a Transition Agreement and Mutual Release (the “Agreement”) with Dr. Almgren, pursuant to which Dr. Almgren agreed to remain in the Company’s employ through May 6, 2003 if requested. In addition, as part of the Agreement, Capstone and Dr. Almgren agreed to enter into a Consulting Agreement through June 2006. Subject to the terms of the Agreement and the Consulting Agreement, Dr. Almgren’s options will continue to vest through June 2006 and Dr. Almgren will (i) receive his current salary which totals $185,150 through May 6, 2003, (ii) will be paid a one-time lump sum payment of $100,000 upon executing a Supplemental Release at the time his employment with the Company terminates and (iii) will also receive approximately $185,150 payable in equal monthly installments, less applicable withholding taxes and in accordance with the Company’s payroll practices, during the twelve-month period following his separation as an employee.

     Ms. Liggett was offered the position of interim Chief Operating Officer on November 21, 2002 and the Company entered into an agreement with Ms. Liggett (the “Interim Agreement”). Pursuant to the Interim Agreement, Ms. Liggett will provide her services to the Company for at least six months. The Company agreed to pay Ms. Liggett a salary of $40,000 per month, and to provide for her temporary living expenses and granted her a stock option for 3,840,000 shares of Common Stock, which will vest at a rate of 80,000 shares per month during her period of employment with the Company. Vesting is pro-rated for partial months of employment. Upon termination of Ms. Liggett’s employment, her vested stock options will remain exercisable for a period of 30 days following her termination or two years after its date of grant. If Ms. Liggett becomes Capstone’s permanent CEO, upon a Change in Control, all of her options will accelerate and vest pursuant to the terms of the Company’s 2000 Equity Incentive Plan. Ms. Liggett’s employment is “at-will.”

     The Board of Directors adopted the Change of Control Severance Plan (the “Severance Plan”) as of April 24, 2002. The Severance Plan is applicable to each member of management (“Executive”) designated by the Board. Messrs. Koyama and Willis, and Ms. Clark are currently amongst the designees under the Severance Plan. Pursuant to the Severance Plan, in the event that an Executive is “involuntarily terminated” within twelve (12) months of a Change of Control, such Executive is entitled to receive from the Company an amount equal to such Executive’s annual base salary (except for the Company’s Chief Executive Officer, who shall be entitled to an amount equal to two times his or her annual base salary) plus the cash incentive compensation for the year in which the effective date for the Change in Control occurs. In addition, pursuant to COBRA, the Company will continue and pay for such Executive’s health care coverage as it then exists under the Company’s medical and dental plans for 12 months. “Involuntary termination” under the Severance Plan is defined as involuntary dismissal or discharge by the Company for reasons other than misconduct, or such Executive’s voluntary resignation following (A) a change in position with the Company which reduces his or her level of responsibility, (B) any reduction in his or her level of compensation (including base salary, fringe benefits, participation in any plans and target bonuses under any corporate-performance based bonus or incentive programs) or (C) a relocation of such Executive’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the Executive’s consent.

     In addition, the Company adopted the Capstone Turbine Corporation Severance Pay Plan in May 2002. In February 2003, the Plan was amended to provide that each member of management reporting to the CEO and/or President whose employment is involuntarily terminated without cause is entitled, upon signing a release, to an amount equal to such person’s salary for six months.

     The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Capstone’s shares of Common Stock as of April 10, 2003 by: (i) each person known by Capstone to be the beneficial owner of five percent or more of Capstone’s Common Stock (“Five Percent Owners”), (ii) each director and each Named Executive Officer and (iii) Capstone’s current directors and executive officers as a group.

     Capstone has relied upon information supplied by its directors, Named Executive Officers and other executive officers. The information set forth regarding Five Percent Owners of Capstone’s Common Stock is based on Forms 13F and 13G filed with the Securities and Exchange Commission, as of December 31, 2002.

	Number of Shares
Names**	Beneficially Owned (1)	Percent Owned (2)

Ake Almgren(3)	2,104,453	2.58%
Karen Clark(4)	117,763	*
Harol Koyama(5)	72,500	*
Norman Chambers	—	*
Daniel Callahan	64,990	*
William Treece(6)	159,117	*
Richard Aube(7)	1,670,318	2.04%
Richard Donnelly	—	*
John Jaggers(8)	396,505	*
Jean-Rene Marcoux(9)	1,129,876	1.38%
John G. McDonald	10,000	*
Eliot G. Protsch(10)	1,471,486	1.80%
Eric Young(11)	67,630	*
Executive Officers and Directors as a group (11 persons)	5,448,395	6.67%

*	Less than 1%.

**	Unless otherwise indicated, the address of each person listed is c/o Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock listed in this table for a particular person or group includes the shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 10, 2003, including, but not limited to, upon exercise of options.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the sum of the number of shares beneficially owned by such person or groups as described above by 81,700,735 shares of Common Stock outstanding on April 10, 2003 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of April 10, 2003, including but not limited to upon exercise of options.

(3)	Includes 2,026,875 shares that may be acquired upon exercise of stock options.

(4)	Includes 116,667 shares that may be acquired upon exercise of stock options.

(5)	Includes 72,500 shares that may be acquired upon exercise of stock options.

(6)	Includes 30,834 shares that may be acquired upon exercise of stock options.

(7)	Includes 14,400 shares that may be acquired upon exercise of stock options.

(8)	Includes 377,805 shares held by various venture capital partnerships managed by Sevin Rosen Funds. Mr. Jaggers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Amount also includes 4,300 shares held in a trust administered by Mr. Jaggers. Mr. Jaggers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 14,400 shares that may be acquired upon exercise of stock options.

(9)	Includes 1,115,476 shares held by Hydro-Quebec CapiTech, Inc. Mr. Marcoux disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Amount also includes 14,400 shares that may be acquired upon exercise of stock options.

(10)	Includes 1,464,286 shares held by Alliant. Mr. Protsch disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Amount also includes 7,200 shares that may be acquired upon exercising stock options.

(11)	Includes 53,230 shares held by the Canaan Partnership Funds. Mr. Young disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Amount also includes 14,400 shares that may be acquired upon exercise of stock options.

AUDIT COMMITTEE REPORT*

     Our management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. Our independent accountants have the primary responsibility for performing an independent audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted auditing standards and to issue a report on its audit. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of Capstone’s financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact ‘independent.’ The role of the Audit Committee is to monitor and oversee these processes on behalf of the Board of Directors. In addition, the Audit Committee recommends to the Board of Directors the selection of our independent accountants.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of Capstone contained in Capstone’s Annual Report on Form 10-K as of and for the year ended December 31, 2002 with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Capstone.

     In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Richard Aube, Chairman Richard Donnelly Eric Young

*	The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Fees Paid to Independent Auditor

	2002	2001

Audit Fees (1)	$321,000	$448,000
Audit-Related Fees (2)	13,000	12,000
Tax Fees (3)	109,000	261,000
All Other Fees (4)	5,000	—

	$428,000	$630,000

(1)	Includes the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for 2002 and 2001 and the review of the financial statements included in Capstone’s Quarterly Reports on Form 10-Q for 2002 and 2001.

(2)	Includes the aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. Audit-related services include fees for consents required to be filed with the Securities and Exchange Commission in connection with registration statements and for the audit of employee benefit plan.

(3)	Includes the aggregate fees billed by Deloitte & Touche LLP for professional services for tax compliance, tax advice and tax planning. Tax Fees include tax preparation and tax consultations.

(4)	Includes the aggregate fees for services rendered by Deloitte & Touche LLP for products and services, other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. All other fees in 2002 include consultations.

     The Audit Committee of our Board of Directors has considered whether the provision of the information technology services and non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION*

     Capstone’s Compensation Committee’s (the “Committee”) basic responsibility is to review the performance and development of the Company’s management in achieving corporate goals and objectives and to assure that executives are compensated in terms of salaries, supplemental compensation and benefits in a manner that is internally equitable and externally competitive.

General Policies Regarding Compensation of Executives

     In establishing compensation for executives, the Committee seeks to:

•	Attract and retain individuals of superior ability and managerial talent by offering total compensation that is competitive with a group of specifically identified peer companies that are of comparable size within similar industries (“Peer Group”) and other companies with which the Company competes for executive talent;

•	Link incentive compensation to achievement of specific key strategic and financial performance goal; and

•	Align the interests of executives with those of Capstone’s stockholders by providing executives with long-term equity incentives in the form of restricted stock or stock options.

*	The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Determination of Compensation of Executive Officers for the Year 2002

     The Committee determines executive compensation with the assistance of the Company’s Human Resources Department that works with an independent consulting firm that provides the Committee with data and recommendations based on Peer Group analysis. The Committee also takes into consideration certain other companies because the Company competes for executive talent with those companies. During the fiscal year ended December 31, 2002, the Company’s executive compensation program was comprised of (i) base salary, (ii) annual incentives and (iii) long-term, equity based compensation.

     Base Salary. The Compensation Committee set the base salaries of its executives for fiscal 2002 based on: (i) salary levels at Peer Group and other relevant companies; (ii) the experience, expertise and level of each executive’s responsibility; and (iii) individual performance. Individual base salaries are reviewed at least annually and salary increases are granted based on each executive’s performance.

     Annual Incentives. In conjunction with the establishment of a fiscal 2002 bonus program, the Committee established certain performance objectives, including financial and corporate performance targets and departmental goals, which, when met, would result in bonus payments to employees, including executives, in varying amounts based upon the degree of achievement of the established objectives and compensation level. In 2002, the Company did not meet its financial and corporate performance targets so bonuses were not paid generally. Ms. Clark received a bonus due to her individual accomplishments.

     Long-term, Equity Based Compensation. Stock options are an important component of the total compensation of executives, and are designed to align the interests of each executive with those of the stockholders. Each year the Committee considers the grant to executives of stock option awards under the Company’s 2000 Equity Incentive Plan. The Company’s standing policy is to assess the grant of additional stock option awards to its executives annually. The option grants generally utilize four year vesting periods to encourage executives to continue contributing to the Company. The number of stock option shares that are granted to individual executives is, in part, based on independent survey data reflecting competitive stock option practices and based upon the executive’s tenure, level of responsibility and relative position in the Company, as well as, an assessment of the executive’s achieved performance goals and objectives and the extent of an executive officer’s equity ownership in Capstone. Stock options are granted at 100% of the stock’s fair market value on the grant date.

     Chief Executive Officer Compensation. Dr. Almgren’s 2002 salary was determined on the same general basis as discussed above. In determining the total amount of base salary paid to Dr. Almgren, the Committee evaluated the salary levels at Peer Group companies and Dr. Almgren’s individual performance.

     Dr. Almgren was eligible to receive a performance bonus, which was tied to financial, operational and organizational targets. Dr. Almgren did not earn any bonus for 2002. During 2002, Dr. Almgren received an option grant to purchase 150,000 shares of Capstone’s Common Stock at 100% of the stock’s fair market value on the grant date.

COMPENSATION COMMITTEE

John Jaggers, Chairman Jean-Rene Marcoux Eliot G. Protsch

STOCK PERFORMANCE GRAPH*

     The graph below compares the cumulative total stockholder return on Capstone’s Common Stock with the cumulative total return of the Nasdaq Index and a peer group of small capitalization power technology companies (“SCPT”)(1) having similar market capitalizations from June 29, 2000, the day Capstone’s shares of Common Stock commenced trading on the Nasdaq Stock Market, to December 31, 2002. Last year, we compared cumulative total stockholder returns with the Merrill Lynch Energy Technology Index (“MLET”)(2). The MLET index was discontinued in September 2002. The stock price performance shown in the graph below is provided pursuant to the rules of the Securities and Exchange Commission and should not be considered indicative of potential future stock price performance. The Company believes that the Nasdaq Index and the SCPT provide an appropriate measure of the Company’s stock price performance.

     The graph assumes an initial investment of $100 and, as required by the rules of the Securities and Exchange Commission, reinvestment of quarterly dividends. No cash dividends have been declared on shares of the Company’s Common Stock.

[PERFOMANCE GRAPH REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

	CPST	NASDAQ	SCPT(2)

Jun-00	100	100	100
Dec-00	62	62	65
Jun-01	49	54	66
Dec-01	12	49	37
Jun-02	4	37	18
Dec-02	2	34	10

(1)	The SCPT consists of the following companies, all traded on the Nasdaq National Market, (except Beacon Power Corp. (“BCON”) trades on the Nasdaq SmallCap Market): Active Power, Inc. (ACPW), American Superconductor Corp. (AMSC), AstroPower, Inc. (APWR), BCON, Capstone Turbine, Inc. (CPST), FuelCell Energy, Inc. (FCEL), Plug Power, Inc. (PLUG), Proton Energy Systems, Inc. (PRTN) and Satcon Technology Corp. (SATC), all of which were in the MLET Index that was presented in last year’s graph.

(2)	The value of the indexed cumulative return of what would have been the MLET Index at December 31, 2002 was $24.52, as compared to Capstone’s cumulative return at December 31, 2002, $2.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

     Mr. Protsch became a member of the Company’s Board of Directors in April 2002 and became Chairman of the Company’s Board of Directors in October 2002. Mr. Protsch is President of Alliant Energy-Interstate Power and Light and Executive Vice-President, Energy Delivery at Alliant Energy Corporation. Alliant Energy Resources, Inc., a subsidiary of Alliant Energy Corporation, is a distributor of the Company. Sales to Alliant Energy Resources, Inc. were approximately $1.5 million in 2002 and $1.9 million in 2001.

     Mr. Watts, the Company’s Chief Financial Officer through January 4, 2002, received consulting payments of $90,000 in 2002.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     To Capstone’s knowledge, based on its review of the copies of reports furnished to Capstone and written representations from Capstone’s executive officers, directors and persons who own more than ten percent of a registered class of Capstone’s equity

*	The information contained in this Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

securities, that no other reports were required, during the fiscal year ended December 31, 2002, all holdings and reportable transactions by such executive officers, directors and ten percent stockholders in Company securities were reported on a timely basis pursuant to Section 16(a) filing requirements.

Available Information

     Capstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Capstone may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission’s regional offices. Information on the operation of the Public Reference Room may be obtained by calling (800) SEC-0330. In addition, regional office information as well as the filings made by Capstone with the Commission may be accessed by way of the Commission’s Internet address, http://www.sec.gov.

     Capstone will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the request of any such person, additional copies of Capstone’s Form 10-K for the period ended December 31, 2002, including the related financial statements and a list of exhibits to the Form 10-K. Requests for such copies should be addressed to: Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attn: Investor Relations, telephone (818) 734-5300.

APPENDIX A

Audit Committee Charter
Capstone Turbine Corporation

     This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Capstone Turbine Corporation (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence: Organization

     The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the Nasdaq. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company’s accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

     One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

     The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

Responsibilities

     Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below.

     The Committee shall be responsible for:

(1)	Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

(2)	Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

(3)	Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

(4)	Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such

A- 1

review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

(5)	Issuing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission.

(6)	Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

(7)	Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company’s Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

(8)	Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function’s organization, objectivity, responsibilities, plans, results, budget and staffing.

(9)	Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

(10)	Discussing with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

     The Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

A- 2

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CAPSTONE TURBINE CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 30, 2003

The undersigned stockholder of CAPSTONE TURBINE CORPORATION (the “Company”) acknowledges receipt of a copy of the Annual Report and the proxy statement and, revoking any proxy heretofore given, hereby appoints Susan Cayley and Karen Clark, or any of them, with full power of substitution, as proxies and attorneys-in-fact of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at Radisson Hotel Chatsworth, 9777 Topanga Canyon Blvd., Chatsworth, California, on May 30, 2003, at 9:00 A.M., and any adjournment or postponement thereof, and authorizes each of them to vote all the shares of common stock of the Company held of record by the undersigned on April 10, 2003 that such undersigned would be entitled to vote if personally present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR (I) THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT AND (II) THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

(Continued, and to be marked, dated and signed, on the reverse side.)

/\ FOLD AND DETACH HERE /\

CAPSTONE TURBINE CORPORATION

21211 Nordhoff Street
Chatsworth, California 91311

2003 ANNUAL MEETING
May 30, 2003

YOUR VOTE IS IMPORTANT TO CAPSTONE

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD BY TEARING OFF THE
TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.

THE PROXY CARD MUST BE SIGNED AND DATED.

Please mark your votes as indicated in this example |X|

This proxy will be voted as directed. If no contrary direction is indicated, this proxy will be voted FOR the election of the directors listed below in Proposal 1 and for the amendment to the Certificate of Incorporation in Proposal 2.

1. ELECTION OF DIRECTORS;	FOR all nominees listed (except as indicated)	WITHHOLD AUTHORITY to vote for all nominees listed
Instruction: To WITHHOLD authority to vote for any individual nominee listed below, WRITE that nominee’s name in the lined section provided below	[_]	[_]

Nominees:	01 02 03 John Jaggers 04 Jean-Rene Marcoux	05 John G. McDonald 06 Eliot G. Protsch 07 Eric Young

—

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to Capstone’s Certificate of Incorporation to increase the authorized Common Stock; and	[_]	[_]	[_]

3.	In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

	YES	NO
I plan to attend the meeting:	[_]	[_]

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature	Date

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/cpst

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: http://www.microturbine.com/ir